SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 30, 2003

ALLIANCE BANCSHARES CALIFORNIA

(Exact Name of Registrant as Specified in its Charter)

California (State or Other Jurisdiction of Incorporation)	000-33455 (Commission File Number)	91-2124567 (I.R.S. Employer Identification No.)
100 Corporate Pointe Culver City, CA 90230 (Address of Principal Executive Offices) (310) 410-9281 (Registrant’s Telephone Number)

Item 9. Regulation FD Disclosure

Alliance Bancshares California held its 2003 Annual Meeting of Stockholders on May 30, 2003. At the meeting, Curtis S. Reis, Chairman of the Board and Chief Executive Officer of the Company, discussed the Company’s results of operations for 2002. In addition, Mr. Reis also predicted that the Company’s net earnings in 2003 would exceed its net earnings in 2002; that at the end of 2003 its total assets would exceed $250 million and its book value per share would exceed $3.10; and that the Company would open another office prior to the next annual meeting of stockholders. Underlying these predictions were a number of assumptions, including that the United States economy would be slightly stronger in 2003; that there would be a lack of deflation or inflation; and that the prime rate would remain below 5% throughout the year. Mr. Reis also cautioned that continued adverse economic conditions in Southern California could adversely affect the Company’s borrowers, which could require higher than anticipated allowances for loan losses and/or result in higher than anticipated charge-offs.

Mr. Reis’ predictions constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements regarding the Company’s future performance or financial condition are based on current information and are subject to a number of risks and uncertainties that could cause actual results to differ significantly from those expected at this time. These risks and uncertainties relate to such matters as, but are not limited to: changes in local and/or national economic conditions and changes in Federal Reserve Board monetary policies, which could cause interest rates to increase, and loan demand to decline, and thereby reduce the Company’s net margins and operating results; increased government regulation which could increase the costs of operations; increased competition from other financial institutions; the Company’s ability to successfully enter new markets or introduce new financial products or services; the costs and the possible adverse impact on operating results of planned growth and expansion; and continuing performance of the Company’s loan portfolio.

These, as well as other factors and uncertainties, are discussed in greater detail in the Company’s periodic reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for its fiscal year ended December 31, 2002, or Form 10-QSB for the first quarter ended March 31, 2003. The Company cautions not to place undue reliance on the forward-looking statements, which speak only as of the date they were made. The Company also disclaims any obligation to update forward-looking statements whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 30, 2003	ALLIANCE BANCSHARES CALIFORNIA

	By:	/s/ DANIEL L. ERICKSON
Daniel L. Erickson Executive Vice President and Chief Financial Officer